Exhibit 10.11(c)
SECOND AMENDMENT TO THE DELTA AIR LINES, INC.
OFFICER AND DIRECTOR SEVERANCE PLAN
As Amended and Restated as of June 1, 2016

The Delta Air Lines, Inc. Officer and Director Severance Plan, as amended and restated as of June 1, 2016 (the “Plan”) is hereby amended as follows:

1.    Effective September 1, 2025, Section 4(b)(iii) of the Plan is amended by deleting clause (A) in its entirety and inserting the following new clause (A) in its place:

“(A)    (i) During the Severance Period, a Participant will be eligible for continued travel privileges generally comparable to those under Delta’s travel policy as in effect for an active employee at the Participant’s job level at the time of the Severance Event and (ii) upon the expiration of the Severance Period and continuing until the , applicable “Travel Privileges End Date” set forth in the table below, the Participant will be eligible for the number of positive first or business class leisure travel one-way trips, based on his or her years of consecutive service immediately prior to the Severance Event, as set forth in the table below (clauses (i) and (ii) together, the “Travel Privileges”)

Years of Consecutive Service	Number of One-Way Trips	Travel Privileges End Date
At least 1 but less than 2	28	1st anniversary of the Severance Event
At least 2 but less than 3	56	2nd anniversary of the Severance Event
At least 3 but less than 4	84	3rd anniversary of the Severance Event
At least 4 but less than 5	112	4th anniversary of the Severance Event
5 or more	140	5th Anniversary of the Severance Event
If, however, the Severance Event is described in Section 3(a)(ii) or (iii) and the event which constitutes Good Reason is a material diminution of the Participant’s position, responsibilities or duties, any Travel Privileges shall be based on the Participant’s job level prior to the diminution which gave rise to the Participant’s resignation. In addition, with respect to any Participant who (I) incurs a termination that constitutes a Severance Event during the period beginning on a Change in Control Date and ending on the second anniversary thereof and (II) is a Vice President or more senior Officer of the Company at the time of the Change in Control Date, such Participant shall after the expiration of the Travel Privileges described in clause (i), be treated as a retired officer for purposes of the Company’s travel policy regardless of the Participant’s actual age or years of service. Following the expiration of the Severance Period, the Participant’s travel benefits will be based on the Company travel policy for retired officers at the level at which the Participant was employed immediately prior to the Change in Control Date. Provided, however, anything in the 2016 Plan to the contrary notwithstanding, any person who first becomes an Officer after June 8, 2009 shall not receive any Tax Allowance (as that term is defined in the UATP Travel Program) during the Severance Period or following his or her termination of active employment.”

2.    Except as expressly amended herein, the Plan, as amended, shall remain otherwise without change.